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                                                                    Exhibit 10.6

                                  TAX AGREEMENT

This Agreement is made as of the 26th day of February 1999 by and among Bell Atlantic Corporation, a Delaware corporation ("BAC"), Bell Atlantic Network Systems Company, a Delaware corporation ("BANS"), and FLAG Telecom Holdings Limited, a limited company organized under the laws of Bermuda ("FLAG Holdings").

WHEREAS, BANS currently owns approximately 38% of common stock of FLAG Limited, a limited company organized under the laws of Bermuda ("FLAG"); and

WHEREAS, BANS has agreed to exchange 21,996,928 shares of its FLAG common stock for 21,996,928 shares of the common stock of FLAG Holdings (the "First Exchange"), to be followed, upon satisfaction of certain regulatory conditions, by a second exchange by BANS of the remaining 217,536,730 shares of its FLAG common stock for 217,536,730 shares of the common stock of FLAG Holdings (the "Second Exchange"); and

WHEREAS, BANS' agreement to undertake these exchanges is conditioned, among other things, on each exchange not resulting in gain or loss to BANS or BAC for United States income tax purposes; and

WHEREAS, to avoid such recognition of gain or loss, (i) the First Exchange must qualify as a transfer to FLAG Holdings within the meaning of Section 351(a) of the Internal Revenue Code of 1986 (the "Code"); (ii) the Second Exchange must qualify as a corporate reorganization within the meaning of Section 368(a)(1)(B) of the Code; and (iii) with respect to each exchange, BAC (as the parent of the affiliated group of corporations that includes BANS) must enter into a "gain recognition agreement" with the Internal Revenue Service pursuant to Section 1.367(a)-8 of the Treasury Regulations; and

WHEREAS, under each gain recognition agreement, BAC will be required to recognize gain or loss in connection with the applicable exchange if, within the five full taxable years of BAC following the year in which the exchange occurs, FLAG Holdings disposes of any FLAG shares, or FLAG disposes of substantially all of its assets; and

WHEREAS, the parties wish to assure that neither BAC nor BANS will be required to recognize gain or loss with respect to either the First Exchange or the Second Exchange and, to that end, the parties have requested an opinion of counsel from Morgan, Lewis & Bockius, as tax counsel to FLAG ("Tax Counsel"), that neither exchange will result in gain or loss to BAC, BANS, or other U.S. shareholders of FLAG.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


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1.       FIRST EXCHANGE

         With respect to the First Exchange, FLAG Holdings agrees that:

         (a) it will make such representations regarding itself, its shareholders, and FLAG as are necessary to enable Tax Counsel to render an opinion that the First Exchange will qualify as a transfer described in section 351(a) of the Code; and

         (b) during the five full taxable years of BAC following the year in which the First Exchange occurs, it will not dispose of any FLAG shares and it will neither cause nor permit FLAG to dispose of substantially all of FLAG's assets within the meaning of Sections 1.367(a)-8(e)(1), (2), and (3) of the Treasury Regulations (or any successor Treasury Regulations).

2.       SECOND EXCHANGE

         With respect to the Second Exchange, FLAG Holdings agrees that:

         (a) it will make such representations regarding itself, its shareholders, and FLAG as are necessary to enable Tax Counsel to render an opinion that the Second Exchange will qualify as a corporate reorganization described in section 368(a)(1)(B) of the Code; and

         (b) during the five full taxable years of BAC following the year in which the Second Exchange occurs, it will not dispose of any FLAG shares and it will neither cause nor permit FLAG to dispose of substantially all of its assets within the meaning of Sections 1.367(a)-8(e)(1), (2), and (3) of the Treasury Regulations (or any successor Treasury Regulations).

3.       INDEMNIFICATION

         If FLAG Holdings or FLAG or any shareholder of either company (other than BANS) should breach any of the agreements or representations provided for in Sections 1 and 2 above, FLAG Holdings shall promptly notify BAC and BANS of such breach and shall promptly indemnify BAC and BANS for (i) any Federal, State or local income tax cost incurred by BAC or BANS as a result of such breach, and (ii) any other costs or expenses incurred by BAC or BANS in connection with such breach, provided, further, that any such indemnification payment under clause
         (i) shall be in accordance with the following provisions:


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         (a)      the payment shall be grossed-up so that the net amount
                  realized by the indemnified party, after taking into account income taxes incurred by such party with respect to the indemnification payment, is equal to the tax cost described in clause (i) above;

         (b) if, at the time of such payment, BAC or BANS is a shareholder of FLAG Holdings, BAC or BANS shall receive, in addition to the amount calculated in accordance with Section 3(a) above (the "Section 3(a) amount"), a further amount equal to (x) the
                  Section 3(a) amount, multiplied by (y) the percentage of FLAG Holdings shares owned by BAC or BANS;

         (c) any payment obligations arising under Sections 3(a) and (b) above after the Second Exchange may be settled by the issuance of common stock of FLAG Holdings if, in the opinion of Tax Counsel, payment in cash will result in the second exchange not qualifying as a corporate reorganization within the meaning of Section 368(a)(1)(B) of the Code, provided that, if payment is made in common stock, the value of such stock shall be equal to the amount of cash that would have been paid under Sections 3(a) and (b), calculated as if the payment under
                  Section 3(a) was fully taxable to BAC to BANS; and

         (d) if, subsequent to an indemnification under this Section, either BAC or BANS realizes a U.S. tax benefit from any increased basis in FLAG Holdings shares attributable to a breach of Sections 1 or 2 above that resulted in such indemnification payment, BAC or BANS shall promptly repay to FLAG Holdings that portion of such indemnification payment equal to the tax benefit realized (together with the related gross-up amounts calculated in accordance with Sections 3(a) and (b) above).

4.       ENTIRE AGREEMENT/SUCCESSORS AND ASSIGNS

         This Agreement constitutes the entire agreement between the parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof. Each party acknowledges that it is not relying on any statements, warranties or representations given or made by the other party relating to the subject matter hereof, save as expressly set out in this Agreement. The rights and obligations of each party to this Agreement shall apply to and be assumed by the party's successors or assigns (if any).


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5.       VARIATION/SURVIVAL

         No variation or amendment to this Agreement shall be effective unless in writing signed by authorized representatives of each of the parties. This Agreement and the obligations of the parties hereto shall remain in full force and effect, notwithstanding any disposition by BAC or BANS of any shares of FLAG Holdings or FLAG.

6.       NOTICES

         Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be sufficiently given if in English, and delivered by hand or sent by prepaid registered or certified mail (airmail if international) by facsimile or by prepaid international courier of international reputation addressed to the appropriate party at the following address or to such other address or place as such party may from time to time designate:

                  If to FLAG Holdings or FLAG:

                  FLAG Telecom Holdings Limited
                  The Emporium Building
                  69 Front Street - 4th Floor
                  Hamilton HM12 Bermuda
                  Attention:  Chairman and CEO
                  Tel:  1 441 296 0909
                  Fax:  1 441 296 0938

                  with copy to:

                  FLAG Telecom Limited
                  103 Mount Street - 3rd Floor
                  London W1Y 5HE
                  U.K.
                  Attention:  General Counsel

                  If to BAC or BANS:

                  Bell Atlantic
                  1095 Avenue of the Americas
                  New York, NY  10036
                  Attention:  President - International Group


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                  with copy to:

                  Bell Atlantic
                  1095 Avenue of the Americas
                  New York, NY  10036
                  Attention:  Associate General Counsel - International
                  Tel:  212 395-2376
                  Fax:  212 764-2739

         Any notice, request demand or other communication given or made pursuant to this Section shall be deemed to have been received (i) in the case of hand delivery, on the date of receipt as evidenced by a receipt of delivery from the recipient, (ii) in the case of mail delivery, on the date which is seven days after the mailing thereof, and (iii) in the case of transmission by facsimile, on the date of transmission with confirmed answer back. Each such communication sent by facsimile shall be promptly confirmed by notice in writing hand-delivered or sent by courier, mail or air mail as provided herein, but failure to send such a confirmation shall not affect the validity of such communication.

7.       COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which as so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

8.       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of New York without regard to the laws of New York governing conflicts of laws.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first above written.


FLAG TELECOM                                   BELL ATLANTIC NETWORK
HOLDINGS LIMITED                               SYSTEMS COMPANY


By:  /s/  Judith Collis                        By:  /s/  Daniel C. Petri
     ------------------------------                 ----------------------------
     Name: Judith Collis                            Name: Daniel C. Petri
     Title:  Deputy Chairperson                     Title: President


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                                               BELL ATLANTIC CORPORATION

                                               By:  /s/ Name of Signatory
                                                    ----------------------------
                                                    Name:
                                                    Title: Secretary


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